Exhibit 99.1

Scripps expects 2018 political ad revenue to grow more than 50 percent over 2014

September 24, 2018

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) expects total political advertising revenue in 2018 to grow more than 50 percent over the last midterm election year, 2014.

The increase comes as a result of robust spending for hotly contested races in Scripps’ strong portfolio of stations in key battleground states.

Scripps expects 2018 political advertising revenue to beat its $75 million from 2014 and $101 million from 2016.

This year, Scripps markets play host to 16 governors’ races, 12 U.S. Senate races and approximately 100 Congressional races. Strongly competitive local, state and federal races are being run in Arizona, Indiana, Florida, Michigan, Missouri, Nevada, Ohio and Tennessee.

“Scripps is seizing the advantage of our footprint with this year’s competitive midterm elections,” said Brian Lawlor, president of Local Media for Scripps. “While our local broadcasts are delivering political news and analysis to help our viewers make informed decisions, our advertising solutions are an important channel for political campaigns to reach potential voters with their messaging.

“Our dedicated team of political sales consultants on the ground in Washington, D.C., has helped boost the work of our local TV market sales teams, allowing us to realize additional revenue in this active political year.”

Scripps stations have boosted their political news coverage, including airing 100 minutes each week of news and analysis focused on local, regional and federal races and running the Scripps-produced weekly political news show “The Race.”

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher and its advertising network Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com